Exhibit 4.07

This document is a free translation only. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

1st AMENDMENT TO THE

CALL OPTION AGREEMENT, AND OTHER COVENANTS

AMONG

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

AND

PORTUGAL TELECOM, SGPS S.A.

AND, FURTHER,

TELEMAR PARTICIPAÇÕES S.A.

AND

OI S.A.

DATED MARCH 31, 2015

1ST AMENDMENT TO THE SHARE CALL OPTION AGREEMENT,

AND OTHER COVENANTS

By this instrument, the parties:

on the one side,

1. PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., a company incorporated under and governed by the laws of the Netherlands, headquartered in Amsterdam, the Netherlands, and with principal offices in Naritaweg 165, 1043 BW Amsterdam, the Netherlands, registered with the Amsterdam Chamber of Commerce under n.º 34108060, duly represented for the purposes hereof pursuant to its Bylaws (“PT Finance”);

and on the other,

2. PORTUGAL TELECOM, SGPS S.A., a publicly held corporation governed by Portuguese law (sociedade aberta de direito português), headquartered at Avenida Fontes Pereira de Melo, n.º 40, in the district of São Jorge de Arroios, Lisbon, registered as a legal entity under n.º 503215058, with a capital stock of EUR 26,895,375 (twenty-six million, eight hundred ninety-five thousand, three hundred seventy-five Euros), duly represented for the purposes hereof pursuant to its Bylaws (“PT SGPS”);

and, further,

3. OI S.A., a Brazilian corporation (sociedade por ações) headquartered in the City and State of Rio de Janeiro, at Rua do Lavradio nº. 71, 2nd floor, Center, registered with the CNPJ/MF under n°. 76.535.764/0001-43, duly represented for the purposes hereof pursuant to its Bylaws (“Oi”); and

4. TELEMAR PARTICIPAÇÕES S.A., a publicly held company (companhia aberta) headquartered at Praia de Botafogo nº. 300, 11th floor, room 1101 (part), Botafogo, City of Rio de Janeiro, RJ, registered with the CNPJ/MF under n.º 02.107.946/0001-87, duly represented for the purposes hereof pursuant to its Bylaws (“Telemar Participações”);

the parties described above shall also be referred to herein, individually, a “Party,” or together, the “Parties;” and

WHEREAS:

(i) On September 08, 2014 [sic: 2015], the Parties entered into a Share Call Option Agreement and Other Covenants (the “Agreement”), whereby PT Finance granted PT SGPS an irrevocable, irreversible, personal and non-transferable option, in any way, to acquire, collectively, 142,304,616 (one hundred and forty-two million, three hundred and four thousand, six hundred and sixteen) shares issued by Oi, of which 47,434,872 (forty-seven million, four hundred and thirty-four thousand, eight hundred and seventy-two)

(Call Option Agreement and Other Covenants executed on March 31, 2015)

common shares and 94,869,744 (ninety-four million, eight hundred and sixty-nine thousand, seven hundred and forty-four) preferred shares issued by Oi (collectively, “Option Shares”);

(ii) The Parties wish to amend the provisions in Clause 5.5.1 of the Agreement, under the terms of this Amendment, to establish the possibility that PT SGPS may assign, transfer, create or grant rights that are related to the Call Option or, furthermore, grant guarantees on the Call Option.

The Parties RESOLVE to execute this First Amendment to the Call Option Agreement, and Other Covenants (the “Amendment”), which will be governed by the provisions described below:

CLAUSE 1

AMENDMENTS TO CLAUSE 5.5.1

1.1. Subject to Approvals, the Parties decide to amend Clause 5.5.1 of the Agreement, which shall read as follows:

“5.5.1 “Transfer of Call Option. PT SGPS may assign or transfer in any way the Call Option, provided that such assignment or transfer involves at least  1⁄4 of the Option Shares, without any prior consent of Oi, and PT SGPS may freely use the proceeds from such transactions.

5.5.1.1. Pursuant to the provisions in clause 5.5.1, PT SGPS may not create or assign any rights related to the Share Call Option or, furthermore, grant guarantees on the Call Option, without prior and express consent from Oi.

5.5.1.2. Right of First Refusal. Oi shall have the Right of First Refusal to acquire the Call Option, as describe in this Agreement. For the purposes of this Agreement, “Right of First Refusal” refers to the right that Oi has if PT SGPS decides to sell, assign, transfer, grant to the capital stock of another entity, convey or, in any way, divest or dispose of the Call Option.

5.5.1.3 If PT SGPS receives a binding proposal (the “Proposal”) from a third party (the “Proponent”) to sell, assign, transfer, grant to the capital stock of another entity, convey or, in any way, divest or dispose of the Call Option, PT SGPS shall notify Oi in writing (“Notice”) by offering the Call Option portion it intends to sell, informing the price, which shall be stated in currency or currency equivalent, the place of payment and all other terms and conditions of the Proposal (including the name of the Proponent, its full qualifications and its commitment to join this Agreement (except concerning Clauses 1.9 and 1.10, which are solely applicable to PT SGPS), which shall be irrevocable and irreversible and shall be accompanied by (i) the submission of the guarantees of payment for the full price set forth in the Proposal and (ii) applicable corporate authorizations to conduct such transaction. PT SGPS shall also confirm its irrevocable and irreversible decision to accept the Proposal, which must be attached to the Notice.

5.5.1.4. Exercise of the Right of First Refusal by Oi cannot be partial.

5.5.1.5. Within 20 (twenty) days from the date Oi receives the Notification, Oi shall, in its turn, send a written notification (“Notification”) to PT SGPS, indicating that:

(a) it wishes to exercise its Right of First Refusal on the Call Option; or

(b) it wishes to waive its Right of First Refusal (in case of absence of such Notification, within the

(Call Option Agreement and Other Covenants executed on March 31, 2015)

established deadline, shall be understood as renouncing its Right of First Refusal).

5.5.1.6. In case Oi submits a Notification to exercise its Right of First Refusal on the Call Option within the deadline established in Clause 5.5.1.5, the Call Option shall be sold and the purchase price paid within 5 (five) days after receipt of the Notification, while Oi may, at its discretion, pay the Call Option price in common shares issued by Oi held in treasury. For this purpose, the common share price used to calculate the number of shares to be given by Oi as payment shall correspond to the weighted average share price by volume over the 5 (five) previous trading sessions prior to the date the Notification is submitted by Oi.

5.5.1.7. If Oi does not exercise its Right of First Refusal within the deadline established under Clause 5.5.1.4 herein above, PT SGPS will be free to sell the Call Option, pursuant to the provisions in the Proposal, within 30 (thirty) days after the end of the deadline established under Clause 5.5.1.6 herein above.

5.5.1.8. Any sale, transfer, assignment, divestiture or disposal of the Call Option that violates the provisions under Clause 5.5.1 herein shall be null and ineffective.”

CLAUSE 2

CONDITION PRECEDENT

2.1. Condition Precedent. The Parties acknowledge that this Agreement is entered into subject to a condition precedent, under the terms of Article 125 et seq. of the Civil Code, and shall only come into effect after (i) authorization has been obtained from the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) to give effect to the amendment provided in Clause 1, if necessary and pursuant to the provision in Clause 2.1.1 hereunder; and (ii) the general meeting of Oi’s shareholders, with the grant of voting rights to the preferred shareholders at such meeting, having approved the terms of this Amendment (collectively, the “Approvals”).

2.1.1 If CVM imposes any restriction or constraint to the exercise of the Right of First Refusal by Oi pursuant to the terms herein, without, however, deterring Oi to grant PT SGPS authorization to assign or transfer the Call Option as provided under Clause 5.5.1 herein above, the conditions established in item (i) of Clause 2.1 herein above shall be considered as being fulfilled, and once the condition provided in item (ii) of the same Clause has been fulfilled, the authorization shall be considered valid and effective, independent of the exercise of the Right of First Refusal by Oi.

2.1.2 Oi hereby commits to convene the general meeting of its shareholders as provided under Clause 2.1 (ii) above (“Call Option AGE”) on or before August 31, 2015, to be held on or before September 30, 2015.

CLAUSE 3

REPRESENTATIONS AND WARRANTIES

3.1. PT SGPS’ Representations and Warranties. PT SGPS hereby represents and warrants to Oi, PT Finance, PT Holding and CorpCo that it has obtained all the necessary authorizations to execute this Agreement.

(Call Option Agreement and Other Covenants executed on March 31, 2015)

3.2. Oi’s Representations and Warranties. Oi, PT Finance, and Telemar Part hereby represent and warrant to PT SGPS that, except for the Approvals, they have obtained all the necessary approvals to execute this Agreement.

CLAUSE 4

TERMINATION

4.1. The terms and conditions in capital letters and without express definitions in this Amendment shall have the meanings given in the Agreement.

4.2. All the other terms and conditions established in this Agreement remain in effect and are hereby ratified by the Parties.

4.3. This Amendment is irrevocable and irreversible with respect to the signatories and their respective successors in any way.

IN WITNESS WHEREOF, the Parties cause 4 (four) originals of this Agreement, of equal substance and form, to be signed before 2 (two) witnesses.

Rio de Janeiro, March 31, 2015.

(Signature pages to follow)

(Call Option Agreement and Other Covenants executed on March 31, 2015)

1ST AMENDMENT TO CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PORTUGAL TELECOM, SGPS, S.A., TELEMAR PARTICIPAÇÕES S.A. AND OI S.A., ON MARCH 31, 2015.

SIGNATURE PAGE 1/5

PT INTERNATIONAL FINANCE B.V.

/s/ Bayard De Paoli Gontijo	/s/ Marco Norci Schroeder
Name: Bayard De Paoli Gontijo	Name: Marco Norci Schroeder
Title: Managing Director A	Title: Managing Director A

/s/ J.P.V.G. Visser
Name: J.P.V.G. Visser
Title: Managing Director B

(Call Option Agreement and Other Covenants executed on March 31, 2015)

1ST AMENDMENT TO CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PORTUGAL TELECOM, SGPS, S.A., TELEMAR PARTICIPAÇÕES S.A. AND OI S.A., ON MARCH 31, 2015.

SIGNATURE PAGE 2/5

PORTUGAL TELECOM, SGPS, S.A.

/s/ Rafael Mora	/s/ Shakhaf Wine
Name: Rafael Mora	Name: Shakhaf Wine
Title: Administrator	Title: Administrator

(Call Option Agreement and Other Covenants executed on March 31, 2015)

1ST AMENDMENT TO CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PORTUGAL TELECOM, SGPS, S.A., TELEMAR PARTICIPAÇÕES S.A. AND OI S.A., ON MARCH 31, 2015.

SIGNATURE PAGE 3/5

TELEMAR PARTICIPAÇÕES S. A.

/s/ Fernando Magalhães Portella	/s/ José Augusto da Gama Figueira
Name: Fernando Magalhães Portella	Name: José Augusto da Gama Figueira
Title: Chief Executive Officer	Title: Attorney-in-Fact

(Call Option Agreement and Other Covenants executed on March 31, 2015)

1ST AMENDMENT TO CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PORTUGAL TELECOM, SGPS, S.A., TELEMAR PARTICIPAÇÕES S.A. AND OI S.A., ON MARCH 31, 2015.

SIGNATURE PAGE 4/5

OI S.A.

/s/ Bayard De Paoli Gontijo	/s/ Eurico De Jesus Teles Neto
Name: Bayard De Paoli Gontijo	Name: Eurico De Jesus Teles Neto
Title: Chief Executive Officer, Chief Financial Officer and Investor Relations Officer	Title: Officer

(Call Option Agreement and Other Covenants executed on March 31, 2015)

1ST AMENDMENT TO CALL OPTION AGREEMENT, AND OTHER COVENANTS ENTERED INTO AMONG PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., PORTUGAL TELECOM, SGPS, S.A., TELEMAR PARTICIPAÇÕES S.A. AND OI S.A., ON MARCH 31, 2015.

SIGNATURE PAGE 5/5

Witnesses:

/s/ Íria Lúcia da S. Martins	/s/ Victor Guita Campinho
Name: Íria Lúcia da S. Martins	Name: Victor Guita Campinho
CPF: 728.352.737.00	CPF: 125.662.867.01
RG: 20.184.824 SSP/SP

(Call Option Agreement and Other Covenants executed on March 31, 2015)